Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 2,600 and Amendment No. 2,604 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of VanEck Vectors High Income Infrastructure MLP ETF and VanEck Vectors High Income MLP ETF (two of the funds constituting VanEck Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended November 30, 2017.

/s/ Ernst & Young

New York, New York

March 23, 2018